Exhibit 16.1

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

Re:	The InterGroup Corporation
File No. 1-10324

Dear Sir or Madam:

We have read Item 4.01 of Form 8-K of The InterGroup Corporation (the “Company”) for the event that occurred on January 17, 2017 and we agree with the statements concerning our Firm contained in the first paragraph therein. We have no basis to agree or disagree with the other statements.

BPM LLP